January 24, 2006

Richard E. Fearon, Jr.
11 Connecticut Avenue
Danbury, CT 06810






Re:      Sale of 308,400 shares of common stock of Whitehall Jewellers, Inc.


Dear Mr. Fearon:

          In connection with the sale by Mr. Richard E. Fearon, Jr. and his affiliate Accretive Capital Partners, LLC (together, the "Sellers") of 115,500 and 192,900 shares of common stock of Whitehall Jewellers, Inc. ("Whitehall"), respectively, to PWJ Funding LLC ("Prentice"), we wish to confirm the following:

1. You have agreed to sell 308,400 shares of common stock of Whitehall (the "Stock") to Prentice, which represents, in the aggregate, all shares of common stock of Whitehall beneficially owned (within the meaning of Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by the Sellers as of the date hereof at a price of $1.50 per share, representing a total purchase price of $462,600 (the "Purchase Price"). The transfer of the Stock shall be completed on or before January 24, 2006, unless extended by mutual agreement of the parties (the "Closing Date"). Prentice shall, on the Closing Date, forward the Purchase Price of the Stock to you by wired funds to the 3 accounts designated in the 1/24/06 email to Michael Weiss. The Sellers hereby represent and warrant, on a joint and several basis, to Prentice that each such Seller is not an affiliate of Whitehall (as such term is defined under Rule 12b-2 of the Exchange Act) and do not beneficially own any shares of common stock of Whitehall other than the Stock to be purchased hereunder.

2. The Sellers will immediately execute all documents and take all action necessary to transfer the Stock to Prentice on or before the Closing Date. Additionally, the Sellers represent, on a joint and several basis, that each such Seller has all of the voting rights with regard to the Stock and that each such Seller has not tendered or submitted for tender any of the Stock in connection with the tender offer currently pending by JWL Acquisition Corp. or any of its affiliates. If any such Stock has been so tendered, each Seller agrees to immediately withdraw such shares of Stock and provide PWJ evidence of such withdrawal. As an inducement for Prentice to enter into this agreement, each Seller hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Jonathan Duskin and Charles Phillips its proxy with respect to all Stock sold pursuant to the agreement with full power of substitution and resubstitution. As of the date hereof, to the extent requested by Prentice, all prior proxies given by or on any Seller's behalf with respect to any of the Stock will be revoked, and no subsequent proxies will be given with respect to any of the Stock by any such Seller. The proxy named above will be empowered, and may exercise this proxy, to vote the Stock, at any time and from time to time, in its sole and absolute discretion and without notice to the Sellers at any meeting of the stockholders of the Company, however called, or in any written action by consent of stockholders of the Company, with respect to all matters brought before a vote of the stockholders for any purpose or reason. This proxy shall be binding upon each Seller's heirs, successors and assigns. Any term or provision of this proxy which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this proxy or affecting the validity or enforceability of any of the terms or provisions of this proxy in any other jurisdiction. If any provision of this proxy is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Each Seller hereby affirms that this proxy is given for the purpose of and should be construed so as to effectuate the purposes set forth above, and that this proxy is coupled with an interest and is irrevocable during the term hereof.

3. Each Seller has made an independent decision to sell the Stock to Prentice based on the information available to it, which each such Seller has determined is adequate for that purpose, and each such Seller has not relied on any information (in any form, whether written or oral) furnished by Prentice, any of its representatives or any third person on their behalf in making that decision.

4. No party to this agreement has rendered any opinion to any other party as to whether the purchase or sale of the Stock is prudent or suitable, and no party to this Agreement is relying on any representation or warranty by any other party except as expressly set forth in this Agreement. Each Seller hereby agrees to keep the terms of this Agreement confidential and not disclose the existence of this Agreement or the terms hereof to any person or entity without the prior written consent of Prentice, except that the Sellers may disclose the terms of this Agreement to its respective affiliates provided they agree to be bound by the terms of this Agreement.

5. Each party acknowledges and represents that it is a sophisticated investor with respect to the Stock and it has adequate information concerning the business and financial condition of Whitehall and any affiliates of Whitehall, and understands the disadvantage to which any party may be subject on account of the disparity of information as between the parties. In this regard, each Seller acknowledges that Prentice has been, and continues to be, provided information concerning the operation of Whitehall, including but not limited to financial information, as a result of its participation in a thirty million dollar ($30,000,000) bridge loan to Whitehall. Each Seller acknowledges that Prentice is a shareholder of Whitehall and that John Duskin and Charles Phillips, each a controlling person of Prentice, are director nominees of Whitehall. Each party hereto believes, by reason of its business or financial experience, that it is capable of evaluating the merits and risks of the sale and of protecting its own interests in connection with the purchase and sale of the Stock.

6. Each Seller acknowledges that Prentice, John Duskin, Charles Phillips and their affiliates may possess material non-public information not known to the Sellers regarding or relating to Whitehall or the Stock, including, but not limited to, information concerning the business, financial condition and any prospects or restructuring plans of Whitehall. Each Seller further acknowledges that neither Prentice, John Duskin, Charles Phillips nor their affiliates shall have any liability whatsoever (and each such Seller hereby waives and releases all claims that it may otherwise have) with respect to the nondisclosure of any such information, whether before or after the date of this Agreement.

7. Each party hereto expressly releases the other party, their affiliates, successors and/or assigns and their respective officers, directors, employees, agents, trustees and controlling persons from any and all liabilities arising from the failure to disclose non-public information with respect to Whitehall or the Stock, and each party agrees to make no claim against the other party, their affiliates, successors and/or assigns and their respective officers, directors, employees, managers, agents, trustees and controlling persons in respect of the sale of the Stock relating to any failure to disclose such non-public information.

8. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.




                                          PWJ Funding LLC
                                          By: /s/ Michael Weiss
                                          Its: CFO of Prentice Capital
                                               Management, its Manager


AGREED TO
and accepted this 24th day of January, 2006

By: /s/ Richard E. Fearon, Jr.
Printed Name: Richard E. Fearon, Jr.
Its: Managing Partner